EXECUTION

                       FIRST HORIZON ASSET SECURITIES INC.

                       MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2005-FA2

                                 TERMS AGREEMENT
                           (to Underwriting Agreement,
                               dated May 23, 2002
                    between the Company and the Underwriter)

First Horizon Asset Securities Inc.                           February 25, 2005
4000 Horizon Way
Irving, Texas 75063

      Countrywide Securities Corporation (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of Series 2005-FA2 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2005-FA2 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-119657). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pools: The Series 2005-FA2 Certificates shall evidence the entire beneficial ownership interest in two pools (the "Mortgage Pools") of conventional, fixed rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of February 1, 2005 (the "Cut-off Date"):

            (a) Aggregate Principal Amount of the Mortgage Pools: Approximately $257,002,964 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, principal balance to be determined by the Company.

            (b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in Mortgage Pool I shall be between 300 and 360 months. The original term to maturity of each Mortgage Loan in Mortgage Pool II shall be between 120 and 180 months.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

                 Principal     Interest      Class Purchase
Class             Balance        Rate       Price Percentage
-----             -------        ----       ----------------
I-A-1      $204,717,000.00      3.110%(1)      101.43750%
I-A-2                (2)        2.390%(1)      101.43750%
I-A-3      $  8,752,000.00      3.210%(1)      101.43750%
I-A-4                (2)        2.290%(1)      101.43750%
I-A-5      $  5,541,000.00      5.500%         101.43750%
I-A-R      $        100.00      5.500%         101.43750%
II-A-1     $ 25,321,000.00      5.000%         100.90625%

(1) The pass-through rates for the Class I-A-1, Class I-A-2, Class I-A-3 and Class I-A-4 Certificates are variable and will be calculated as described in the prospectus supplement.

(2) The Class I-A-2 and Class I-A-4 Certificates are notional amount certificates and will accrue interest during each interest accrual period in a notional amount. The initial notional amount of the Class I-A-2 and Class I-A-4 Certificates will be $204,717,000 and $8,752,000, respectively.

            (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, February 28, 2005 (the "Closing Date").

      Section 4. Required Ratings: The Offered Certificates shall have received Required Ratings of at least "AAA" from Standard & Poors Ratings Service, a division of The McGraw-Hill Companies, Inc. ("S&P") and "Aaa" from Moody's Investors Service, Inc.

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                                Very truly yours,

                                COUNTRYWIDE SECURITIES CORPORATION


                                By:_____________________________
                                    Name:
                                    Title:

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.


FIRST HORIZON ASSET SECURITIES INC.

By: _____________________________________
      Name:  Alfred Chang
      Title:    Vice President


FIRST HORIZON HOME LOAN CORPORATION

By: _____________________________________
      Name:
      Title: